Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-      ) and related Prospectus of Interval Leisure Group, Inc. and subsidiaries for the registration of $350,000,000 principal amount of 5.625% Senior Secured Notes due 2023 and to the incorporation by reference therein of our report dated March 9, 2016 with respect to the combined financial statements of Vistana Signature Experiences, Inc. included in the Prospectus (File No. 333-208567) of Interval Leisure Group, Inc., filed with the Securities and Exchange Commission on March 18, 2016.

/s/ Ernst & Young LLP

Certified Public Accountants

Miami, Florida

March 31, 2016